SIERRA HEALTH SERVICES, INC. AND SUBSIDIARIES

                        COMPUTATION OF EARNINGS PER SHARE

                                   EXHIBIT 11


                                                                                 Three Months Ended
                                                                            March                   March
                                                                            1996                    1995
                                                                       --------------          --------------


NET INCOME...........................................                     $10,164,000            $ 7,675,000

EARNINGS PER COMMON SHARE............................                            $.58                   $.44

Weighted Average Common Shares
   Outstanding.......................................                      17,627,000             17,298,000



PRIMARY EARNINGS PER COMMON
   SHARE AND COMMON SHARE
   EQUIVALENTS.......................................                      18,057,000             17,571,000

Weighted Average Common and Common
   Equivalent Shares Outstanding.....................                            $.56                   $.44


FULLY DILUTED PRIMARY EARNINGS
   PER COMMON AND COMMON
   SHARE EQUIVALENTS.................................                      18,058,000             17,646,000

Weighted Average Common and Common
   Equivalent Shares Outstanding Assuming
   Full Dilution.....................................                            $.56                   $.43



Note: Common Equivalent Shares represent the incremental effect of outstanding stock options and stock appreciation rights.